UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2012

PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21019	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices, including zip code)

(619) 596-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, PURE Bioscience, Inc. (the “Company” or “PURE”)  received a series of deficiency letters from NASDAQ notifying us that our common stock no longer met NASDAQ’s requirements for continued listing on The NASDAQ Capital Market. On September 11, 2012 we received from NASDAQ another decision letter (which we refer to as the “September 11 Decision Letter”), regarding our appeal of the delisting determination, which notified us that the NASDAQ Hearings Panel (the “Panel”) has granted our request to remain listed on The NASDAQ Capital Market subject to our satisfaction of certain conditions specified in the September 11 Decision Letter. Primary among those conditions is that on or before September 19, 2012, we announce the closing of a public offering transaction and the resulting stockholders’ equity, which shall be over $2.5 million. We shall also provide the Panel on or before that date with updated projections, with all assumptions clearly stated, showing stockholders’ equity above $2.5 million over the coming year.

As noted in greater detail in Item 8.01 of the Current Report, we have closed a public offering transaction. As a result of that public offering transaction our stockholders’ equity now exceeds $2.5 million. We believe we have satisfied the stockholders’ equity requirement of NASDAQ. We shall continue to keep NASDAQ updated regarding our progress toward satisfying the conditions set forth above. We expect to continue our efforts to satisfy all requirements set forth by NASDAQ in order to maintain our NASDAQ listing, but those efforts may not be successful and our common stock could be delisted from the NASDAQ Capital Market if we are not able to meet the conditions that NASDAQ has, or may in the future, require.

Item 8.01.       Other Events

On September 17, 2012, the Company issued a press release announcing the closing of its previously announced public offering of 3,784,000 shares of its common stock at a price to the public of $1.10 per share. The public offering was made pursuant to PURE’s effective registration statement on Form S-3 (Registration No. 333-182475), which was previously filed with the Securities and Exchange Commission (“SEC”) and became effective on July 31, 2012, and a preliminary and final prospectus supplement filed with the SEC on September 4, 2012 and September 13, 2012, respectively. The shares were sold pursuant to an Underwriting Agreement between the Company and Aegis Capital Corp. (the “Underwriter”). The Underwriting Agreement was previously filed with the SEC on Form 8-K on September 13, 2012.

The Underwriter also exercised its overallotment option to purchase an additional 557,615 shares of common stock to cover overallotments, if any. The gross proceeds to PURE from the offering, including the exercise of the over-allotment option, were approximately $4,775,777, before deducting a seven percent (7%) underwriting discount and other offering expenses payable by PURE. The net proceeds from the sale of the shares by PURE, after underwriting discounts and commissions and other offering expenses (though before payment of certain other expenses such as legal and accounting), was approximately $4,313,489. PURE intends to use the net proceeds from the offering for working capital and general corporate purposes, including though not limited to paying off the indebtedness we incurred in the Bridge Loan transaction identified in the Form 8-K we filed with the SEC on June 29, 2012.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release Dated September 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.
Dated: September 17, 2012	By:	/s/ Michael L. Krall
Michael L. Krall President, Chief Executive Officer, Interim Chief Financial Officer